Exhibit 99.1

PRESS RELEASE

For Immediate Release

CERBCO DECLARES 2004 CASH DIVIDENDS

LANDOVER, MD – June 18, 2004: CERBCO, Inc. [OTCBB:CERB.OB] announced that it declared cash dividends on June 15, 2004 of ten cents ($.10) per share on its Common Stock and ten cents ($.10) per share on its Class B Common Stock. Both dividends are to be paid on or about July 15, 2004 to the stockholders of record at the close of business on June 30, 2004.

CERBCO is a parent holding company with a controlling interest in INEI Corporation [OTCBB:INEY.OB] (formerly known as Insituform East, Incorporated). The Board of Directors of INEI Corporation has approved the dissolution and liquidation of INEI Corporation. The plan of dissolution and liquidation of INEI Corporation is being submitted to a vote of the INEI Corporation stockholders at their annual meeting on June 30, 2004.

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Contact:	Robert W. Erikson	George Wm. Erikson
	President	Chairman
	(443) 482-3374	(443) 482-3374